Exhibit 99.1

Gramercy Capital Corp. Settles Exchange Of $97.5 Million Of Its $150.0 Million Junior Subordinated Notes

New York, NY - October 16, 2009 - Gramercy Capital Corp. (NYSE: GKK) today announced that it has settled an exchange of $97.5 million of junior subordinated notes due June 30, 2035 issued by its operating partnership subsidiary for an equivalent par value amount of various classes of bonds previously purchased in the open market issued by affiliates Gramercy Real Estate CDO 2005-1, Gramercy Real Estate CDO 2006-1 and Gramercy Real Estate CDO 2007-1.  The exchange leaves $52.5 million of additional junior subordinated notes outstanding.

Company Profile

Gramercy Capital Corp. is a self-managed integrated commercial real estate finance and property investment company whose Gramercy Finance division focuses on the direct origination and acquisition of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity, commercial mortgage-backed securities and other real estate securities, and whose Gramercy Realty division targets commercial properties leased primarily to financial institutions and affiliated users throughout the United States.  Gramercy is headquartered in New York City, and has regional investment and portfolio management offices in Jenkintown, Pennsylvania, Charlotte, North Carolina and St. Louis, Missouri.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the success or failure of the Company”s efforts to implement its current business strategy, the strength of the commercial finance and real estate property markets, and the banking industry specifically;  competitive market conditions, unanticipated administrative costs; general and local economic conditions; interest rates; capital and credit market conditions; bankruptcies and defaults of borrowers or tenants in the Company”s  properties or properties securing the Company’s debt investments; the Company”s ability to operate as an internally-managed company; difficulties encountered in integrating the Company”s former external manager into the Company; the resolution of the Company”s non-performing and sub-performing assets; compliance with financial covenants; maintenance of liquidity needs; management changes; compliance with over-collateralization and interest coverage tests in the Company”s CDO; and other factors including those listed in the Company”s Annual Report on Form 10-K and in the Company”s Quarterly Reports on Form 10-Q, which are beyond the Company’s control. The Company undertakes no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

CONTACT
Jon W. Clark
Chief Financial Officer
(212) 297-1000